ANAVEX RECEIVES APPROVAL TO COMMENCE PHASE I CLINICAL TRIAL
IN ALZHEIMER’S DISEASE

ANAVEX 2-73 trial to be initiated immediately in Germany

Hoboken, NJ – March 15, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced that its clinical trial application (CTA) for ANAVEX 2-73, the company’s lead compound for Alzheimer’s disease, has been approved by the German regulatory health authority, BfArM. The Phase I trial of ANAVEX 2-73, which includes testing in healthy human volunteers, will commence immediately. In this Phase I program Anavex will assess the safety, maximally tolerated dose, pharmacokinetics and pharmacodynamics of ANAVEX 2-73.

“We are excited to have received the German regulatory health authority’s approval to take ANAVEX 2-73 into the clinic. This marks a key milestone for our company,” said Dr. Cameron Durrant, Executive Chairman of Anavex.

“We are very pleased to have received this approval, which supports the data generated thus far on ANAVEX 2-73. The CTA package submitted was of the quality required to pass this stringent regulatory review by the Germany Health Authority, BfArM,” said Dr. Angelos Stergiou, Anavex’s Vice President, Clinical Development & Medical Affairs.

ANAVEX 2-73 is the first of a new class of wholly owned compounds that act through sigma-1 receptor agonism as well as muscarinic and cholinergic effects and modulation of endoplasmic reticulum stress to trigger a series of intracellular effects thought to modify ion channel signalling at the mitochondrial level.

“I wholeheartedly support ANAVEX 2-73 progressing into Phase I. I have been following the progress of this drug and I hope this important trial will be just the beginning of an exciting journey we have ahead of us,” said Dr. Jeffrey Cummings, member of the Anavex Scientific Advisory Board, Professor of Neurotherapeutics and Drug Development in the Neurological Institute, Cleveland Clinic and Director of the Cleveland Clinic Lou Ruvo Center for Brain Health, Las Vegas, Nevada and Cleveland, Ohio.

The Phase I clinical trial of ANAVEX 2-73 will be carried out in collaboration with ABX-CRO and the University of Dresden in Germany.

Conference Call

Management will host a live investor conference call on Wednesday, March 16, 2011 at 4:30pm ET to discuss the commencement of the ANAVEX 2-73 Phase I trial. Please call 1-877-653-3361 (toll free in the United States and Canada) or +1 970-315-0801 and use conference ID 52335582 to participate.

A recorded version of the call will be posted on our web site shortly after the call.

About Alzheimer’s Disease

While Alzheimer’s disease is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status. According to the Alzheimer’s Association an estimated 5.3 million Americans are currently living with Alzheimer’s disease. The number of Americans aged 65 and over with Alzheimer’s is estimated to reach 7.7 million in 2030. By 2050, between 11 million and 16 million Americans over 65 are expected to have Alzheimer’s disease.

About ANAVEX 2-73

ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties.

Anavex is a publicly traded company under the symbol “AVXL”.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that the Phase I trial of ANAVEX 2-73 will commence immediately and that ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
Anavex Life Sciences Corp.
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Email: info@anavex.com

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